Exhibit 10.16.1

AMENDMENT NO. 1 TO

APHP/SSS AGREEMENT TO EXTEND THE TURN UP THE SUN! (aka POSE) OPTION AND TO ACQUIRE ADDITIONAL RIGHTS TO BARRON’S COVE

This Amendment No. 1 (this “Amendment”) is entered into as of December 29, 2025 (the “Effective Date”), by and between American Picture House Corporation, a Wyoming corporation (“APHP”), and SSS Entertainment, LLC, a Louisiana limited liability company (“SSS”). APHP and SSS may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Parties are parties to that certain APHP/SSS Agreement to Extend the TURN UP THE SUN! (aka POSE) Option and to Acquire Additional Rights to BARRON’S COVE, dated August 1, 2025 (the “Agreement”).

B. The Parties wish to extend the option previously granted by SSS to APHP to purchase an ownership interest in the film POSE (previously known as TURN UP THE SUN!).

C. Prior to the date of the Agreement, SSS and Barron’s Cove Movie, LLC, a special purpose vehicle established to produce the feature film BARRON’S COVE (the “SPV”), entered into one or more loan agreements and related secured transactions, pursuant to which the SPV became obligated to SSS for certain principal, interest, fees, and related amounts (collectively, the “SPV Loan Obligations to SSS”).

D. Prior to the date of the Agreement, APHP and the SPV entered into a senior mezzanine loan arrangement (the “APHP Senior Loan”), pursuant to which the SPV became obligated to APHP for certain principal, interest, fees, and related amounts (collectively, the “SPV Loan Obligations to APHP”).

E. Yale Entertainment LLC (“Yale Entertainment”), the original producer of the feature film BARRON’S COVE, is currently subject to bankruptcy proceedings pending in the United States Bankruptcy Court for the Southern District of New York. As of the date of this Amendment, neither APHP nor SSS has determined with certainty the extent to which, if any, such bankruptcy proceedings may affect (i) the legal status or operations of the SPV, (ii) the enforceability or priority of security interests in the BARRON’S COVE Assets (as defined in the Agreement), or (iii) the collection of revenues from exploitation of the film BARRON’S COVE. The Parties acknowledge this uncertainty and agree to proceed with the transactions contemplated herein subject to the risks and contingencies associated with the Yale Entertainment bankruptcy.

F. The Parties desire to establish a revenue allocation structure under which (i) APHP shall have a defined first-priority collection right, (ii) thereafter Net Revenues shall be allocated between the Parties in a defined percentage split until SSS has received the SSS Recoupment Amount, and (iii) thereafter all remaining Net Revenues shall be retained by APHP, all as set forth in Section 3.

G. SSS has provided APHP with due-diligence materials in SSS’s possession concerning the transactions and rights referenced in the Agreement, and APHP has reviewed certain publicly available filings and records. To SSS’s knowledge, after reasonable inquiry, SSS is not party to any agreement, assignment, lien, pledge, or other instrument with any third party that grants or purports to grant any right, title, or interest that is inconsistent with SSS’s rights as described in the Agreement (as amended).

H. The Parties desire to amend the Agreement to reflect the foregoing recitals and to clarify the revenue allocation, collection priorities, and Equity Settlement Option mechanics.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Definitions.

Capitalized terms used but not defined in this Amendment have the meanings given in the Agreement. The Agreement is hereby amended to add the following definitions:

“APHP Priority Amount” has the meaning set forth in Section 3.1(c).

“APHP Senior Loan” has the meaning set forth in Recital D. “Gross Revenues” has the meaning set forth in Section 3.1(a). “Net Revenues” has the meaning set forth in Section 3.1(b). “SPV” has the meaning set forth in Recital C.

“SPV Loan Obligations to APHP” has the meaning set forth in Recital D.

“SPV Loan Obligations to 555” has the meaning set forth in Recital C. “555 Recoupment Amount” has the meaning set forth in Section 3.1(d).

1.	Extension of the POSE Purchase Option

The option previously granted to APHP to purchase the ownership interest in the film TURN UP THE SUN! aka POSE from SSS is hereby extended to March 31, 2026.

2.	Amendment to Section 2; Purchase of BARRON’S COVE Assets.

Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows: PURCHASE OF BARRON’S COVE ASSETS

SSS agrees to transfer and assign to APHP all of SSS’s rights, title, and interest in the BARRON’S COVE

Assets (inclusive of the SPV Loan Obligations to SSS), free of any encumbrance other than those explicitly agreed herein and subject to the uncertainty relating to the bankruptcy proceedings of Yale Entertainment LLC as described in the recitals to Amendment No. 1. The Parties acknowledge that the BARRON’S COVE Assets are acquired by APHP subject to (i) the pre-existing SPV Loan Obligations to APHP owed by the SPV to APHP, and (ii) the potential impact of the Yale Entertainment bankruptcy on the legal status of the SPV, the priority of security interests, and the ability to collect revenues. Notwithstanding the foregoing uncertainties, APHP agrees to use commercially reasonable efforts to enforce and collect upon the BARRON’S COVE Assets in accordance with Section 4.2 of this Agreement.

Bankruptcy/priority contingency (inter-party). The Parties acknowledge that third-party bankruptcy proceedings involving Yale Entertainment may affect enforcement, priority, timing, or availability of collections. As between APHP and SSS, however, any amounts actually received by APHP that constitute Gross Revenues shall be administered and allocated strictly in accordance with Section 3. Neither Party waives any rights against non-parties, and each Party shall reasonably cooperate (including executing customary notices and authorizations) to support collection of Gross Revenues for allocation under Section 3.

3.	Complete Replacement of Section 3. Revenue Collection, Allocation, and Equity Settlement 0Qtion.

Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.	REVENUE COLLECTION, ALLOCATION, AND EQUITY SETTLEMENT OPTION

3.1	Definitions. For purposes of this Section 3:

(a)	“Gross Revenues” means all revenues, receipts, and proceeds actually received by APHP from the exploitation, distribution, licensing, sale, or other commercial use of the BARRON’S COVE Assets, including, without limitation, theatrical distribution, digital distribution, streaming, television, and ancillary rights.

(b)	“Net Revenues” means (i) Gross Revenues actually received in cash (or cash equivalents) by APHP from exploitation of the BARRON’S COVE Assets during the applicable period, minus (ii) Collection Costs actually paid to third parties by APHP during such period (or accrued and paid within sixty (60) days thereafter) that are directly attributable to collecting or enforcing such Gross Revenues.

(c)	“Collection Costs” means reasonable, documented, out-of-pocket, third-party costs incurred by APHP in collecting, enforcing, or realizing Gross Revenues, including court costs, third-party collection agency fees, third-party legal fees, and third-party audit/forensic accounting fees, in each case to the extent directly related to the collection/enforcement of Gross Revenues. Collection Costs exclude (A) APHP internal overhead and employee compensation, (B) APHP general corporate legal/accounting, and (C) costs related to projects other than BARRON’S COVE. APHP shall maintain reasonable supporting documentation for all Collection Costs and shall provide SSS a quarterly statement summarizing Gross Revenues, Collection Costs, and Net Revenues.

(d)	“APHP Priority Amount” means One Million One Hundred Fifty Thousand Dollars ($1,150,000). For the avoidance of doubt, distributions to APHP under Section 3.2(a) are intended to satisfy APHP’s first-priority economic entitlement under this Agreement, including satisfaction of the SPV Loan Obligations to APHP as provided in Section 3.3.

(e)	“SSS Recoupment Amount” means the sum of: (i) One Million One Hundred Fifty Thousand Dollars ($1,150,000); plus (ii) the SPV Loan Obligations to APHP. For clarity, the SPV Loan Obligations to APHP are addressed in Section 3.3 and are included in the SSS Recoupment Amount solely for purposes of defining the aggregate amount SSS is entitled to receive under Section 3.2(b). For avoidance of doubt, the SPV Loan Obligations to APHP shall be included in the SSS Recoupment Amount only to the extent such obligations remain outstanding after APHP has received the APHP Priority Amount under Section 3.2(a).

3.2	Revenue Waterfall. Net Revenues shall be allocated in the following order of priority:

(a)	First Priority. APHP Collection. One hundred percent (100%) of Net Revenues shall be paid to APHP until APHP has received Net Revenues in an aggregate amount equal to the APHP Priority Amount of One Million One Hundred Fifty Thousand Dollars ($1,150,000). Collections under this First Priority shall satisfy and include the SPV Loan Obligations to APHP. APHP shall bear all Collection Costs and such costs shall reduce the amounts APHP retains under this First Priority.

(b)	Second Priority & SSS/APHP Split. After APHP has received the full APHP Priority Amount, Net Revenues shall be allocated as follows until SSS has received an aggregate amount equal to the SSS Recoupment Amount. During this Second Priority period, Collection Costs shall be deducted from APHP’s fifteen percent (15%) allocation (and not from the eighty-five percent (85%) allocated to SSS).

(i)	Eighty-five percent (85%) to SSS; and

(ii)	Fifteen percent (15%) to APHP as a service fee for collection, legal, accounting, and administrative services.

(c)	Third Priority & APHP Retained Revenues. After SSS has received the full SSS Recoupment Amount, one hundred percent (100%) of all subsequent Net Revenues shall be retained by APHP.

(d)	Statements; Inspection. Within thirty (30) days after each calendar quarter, APHP shall deliver to SSS a statement showing Gross Revenues received, Collection Costs deducted, Net Revenues, and allocations/disbursements under Section 3.2. Upon reasonable notice and not more than once per year (absent good-faith dispute), SSS may inspect supporting documentation for the statement during normal business hours.

(e)	Disbursement timing. APHP shall remit amounts payable to SSS under Section 3.2(b) within ten (10) business days after the end of the quarter in which such Net Revenues are received (or such other cadence as the Parties agree in writing).

3.3	SPV Loan Obligations to APHP; Inter-Party Subordination; Collection Standstill; Servicing.

(a)	Acknowledgment. The Parties acknowledge the existence of the APHP Senior Loan and the SPV Loan Obligations to APHP.

(b)	Subordination/ Priority Election by 555. As a material inducement for APHP to administer collections and to maximize recoveries, SSS agrees that APHP shall receive the APHP Priority Amount first pursuant to Section 3.2(a), and SSS hereby subordinates any entitlement it may otherwise have to Net Revenues until APHP has received the APHP Priority Amount.

(c)	Collection Solely Through Waterfall (Standstill). Except for enforcement actions against third parties taken to realize Gross Revenues for deposit and allocation under this Agreement, neither Party shall pursue any separate collection action against the SPV for amounts constituting Gross Revenues outside of the revenue waterfall set forth in Section 3.2 during the term of this Agreement.

(d)	Servicing/ Agency. APHP shall act as the collection and disbursement agent for the Parties with respect to Gross Revenues and Net Revenues and shall administer the allocations in Section 3.2. No transfer of ownership of the APHP Senior Loan is intended by this Section 3.3; the Parties’ agreement is an inter-party allocation and standstill governing how amounts actually collected as Gross Revenues are applied and distributed as between them.

(e)	No Double Recovery. Amounts distributed to APHP under Section 3.2(a) shall be credited, as between the Parties, toward satisfaction of APHP’s first-priority economic entitlement and shall not be applied in any manner that results in APHP receiving the benefit of the same dollar twice under this Agreement.

3.4	Equity Settlement Option in Lieu of Cash Payment.

(a)	Grant. SSS shall have the right, at its sole discretion, to elect to settle all or any portion of a cash payment otherwise due to SSS under Section 3.2(b) by receiving shares of APHP common stock in full satisfaction of the elected cash amount (the “Equity Settlement Option”).

(b)	Settlement Price. The “Settlement Price” per share shall equal sixty percent (60%) of the VWAP of APHP common stock for the five (5) trading days immediately preceding the date SSS delivers its election notice; provided, however, that the Settlement Price shall not be less than $0.20 per share.

(c)	Shares Issued. The number of shares issued shall equal the elected cash amount divided by the Settlement Price.

(d)	Procedure and Timing. SSS shall exercise the Equity Settlement Option by providing written notice to APHP within ten (10) business days after APHP delivers written notice that a cash payment is due under Section 3.2(b), specifying the portion to be settled in shares. APHP shall issue the shares within fifteen (15) business days after receipt of the notice. No separate cash payment shall be required from SSS with respect to the elected amount, and the elected cash amount shall be deemed paid and satisfied upon issuance of the shares.

3.5	No Double Recovery. For the avoidance of doubt, APHP shall not be entitled to recover more than once with respect to the SPV Loan Obligations to APHP. Amounts collected and retained by APHP under Section 3.2(a) shall be credited, as between the Parties, toward satisfaction of APHP’s first-priority economic entitlement and shall reduce, on a dollar-for-dollar basis, the outstanding SPV Loan Obligations to APHP. Nothing in this Agreement permits SSS to collect the SPV Loan Obligations to APHP directly from the SPV, and any recovery by either Party from the SPV that constitutes Gross Revenues shall be deposited and allocated solely through the waterfall in Section 3.

4.	Conforming Amendments to Other Sections.

4.1	Amendment to Section 4.1 Stock Consideration. The second paragraph of Section 4.1 of the Agreement is hereby amended and restated to read as follows:

For accounting and financial reporting purposes, the Parties agree that the 500,000 APHP common shares issued to Shaun Sanghani shall be allocated as follows: 50% (250,000 shares} toward consideration for the BARRON’S COVE transaction contemplated in Section 2, and 50% (250,000 shares} toward consideration for the TURN UP THE SUN! aka POSE option extension contemplated in Section 1.

4.2	Intentionally left blank.

4.3	Added Amendment to amend Sections 5.2 and 5.3 Liability Caps. The liability cap provisions in Sections 5.2 and 5.3 of the Agreement are hereby amended as follows:

(a)	In Section 5.2, the final sentence is replaced with APHP’s liability under this Section shall not exceed APHP’s share of Net Revenues actually received by APHP under Section 3.2.

(b)	In Section 5.3, the penultimate sentence is replaced with APHP’s liability under this section is limited to and shall not exceed APHP’s share of Net Revenues actually received by APHP under Section 3.2.

5.	No Other Amendments; Effect; Conflict.

Except as expressly set forth in this Amendment, the Agreement and all other related documents remain unchanged and in full force and effect. In the event of any conflict between this Amendment and the Agreement (or any other related document), this Amendment shall control solely with respect to the subject matter hereof.

6.	Counterparts; Electronic Signatures.

This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered electronically (including via PDF ore-sign platforms} shall be deemed original signatures for all purposes.

7.	Board Ratification; Effectiveness.

The Parties acknowledge that this Amendment has been executed and delivered as of the Effective Date; provided, however, that APHP’s obligations hereunder are subject to ratification by APHP’s Board of Directors (the “Board Ratification”}. APHP shall use commercially reasonable efforts to obtain Board Ratification within ninety (90) days following the Effective Date. If Board Ratification is not obtained within such 90-day period, then this Amendment shall be automatically suspended (and no further performance shall be required under it} unless and until Board Ratification is obtained; provided that upon Board Ratification, this Amendment shall be deemed effective as of the Effective Date.

8.	Reservation of Rights; No Third-Party Beneficiaries.

Except as expressly provided between APHP and SSS in this Amendment, each Party reserves all rights, claims, defenses, and remedies against all non-parties, including without limitation borrowers, producers, distributors, guarantors, credit buyers, insurers, collection agents, and governmental authorities. This Amendment is for the sole benefit of the Parties and their permitted successors/assigns and is not intended to benefit, and shall not be enforceable by, any third party.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

AMERICAN PICTURE HOUSE CORPORATION		SSS ENTERTAINMENT, LLC

By:	/s/ Bannor Michael MacGregor	By:	/s/ Shaun Sanghani
	Bannor Michael MacGregor, CEO		Shaun Sanghani, CEO/Managing Member